UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2008

CanAm Uranium Corp.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	522259 (Commission File Number)	None (IRS Employer Identification No.)

Crown Plaza Building
114 W. Magnolia Street, Suite 424
Bellingham, Washington 98225
(Address of principal executive offices) (Zip Code)

(206) 274-7598
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[___] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[___] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[___] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[___] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective February 19, 2008, Peter Born resigned as a member of the Board of Directors of CanAm Uranium Corp. (the “Company”). The Company believes that Mr. Born has a dispute with the Company regarding the payment of approximately $14,000 in outstanding fees he claims are due and owing to him by the Company. Additionally, in a letter dated February 18, 2008, and received by the Company on February 19, 2008, Mr. Born stated, in relevant part, “A secondary contributing factor [of Mr. Born’s resignation] is the total lack of funds now or probably in the near future to carry out exploration or acquire prospective uranium properties. The latter represents the primary reason for joining the board of directors back in Apr, 2007.” The referenced February 18, 2008 letter is attached as an exhibit to this Current Report on Form 8-K.

Effective February 19, 2008, Michael Hitch resigned as a member of the Board of Directors of the Company. The Company believes that Mr. Hitch has a dispute with the Company regarding the payment of approximately $13,500 in outstanding fees he claims are due and owing to him by the Company. Additionally, in an e-mail dated February 19, 2008, to each of the members of the Board of Directors of the Company, Mr. Hitch stated: “Attached is my formal and final letter of resignation from the management and board of directors of CanAm Uranium. During my time as a director of the company I have tried to instill a culture of responsibility and mindfulness of the interests of the minority shareholder. The state of the company has eroded to such a point that I believe my continuing presence on the board is of little or no benefit to the shareholders whose interests I tried to protect as a reasonable person.” The letter referred to in Mr. Hitch’s e-mail is attached as an exhibit to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits

Exhibits

No.	Description

17.1	Letter dated February 18, 2008 from Peter Born to CanAm Uranium Corp.
17.2	Letter dated February 19, 2008 from Michael Hitch to CanAm Uranium Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CanAm Uranium Corp.
(Registrant)

Date: February 25, 2008
By:  /s/ David Hayes

Name: David Hayes
Title: President and Chief Executive Officer

INDEX TO EXHIBITS

No.	Description

17.1	Letter dated February 18, 2008 from Peter Born to CanAm Uranium Corp.
17.2	Letter dated February 19, 2008 from Michael Hitch to CanAm Uranium Corp.